Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of September 14, 2016 (the “Agreement”) by and between Earnest Ortega, an individual (the “Consultant”) and Towerstream Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company desires to engage Consultant to provide certain services related to sales and marketing and Consultant is willing to be engaged by the Company and to provide such services, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.     Consulting.     The Company hereby retains Consultant, and Consultant hereby agrees to make himself available as a consultant to the Company, upon the terms and subject to the conditions contained herein. During the Consultant Term (as hereinafter defined), Consultant shall provide consulting services to the Company related to the Scope of Work set forth on Schedule A for the Company. The Consultant shall work on-site at the Company’s offices Monday through Friday during the Company’s general working hours, with it being understood that he may arrive midday on Mondays and leave midday on Fridays.

2.       Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on September 14, 2016 and shall terminate on December 31, 2016 (the “Consultant Term”).

3.    Compensation. In consideration of the services to be rendered by Consultant hereunder, the Consultant shall receive the following compensation through the Consultant Term: (i) 25,000 stock options per month at an exercise price of $ per share and (ii) $12,000 cash per month. The options shall vest on the date of grant.

4.       Termination. The Agreement may be terminated at any time by the Company or the Consultant upon 30 days’ written notice to the other party.

5.     Confidential Information. Consultant recognizes and acknowledges that by reason of Consultant’s retention by and service to the Company before, during and, if applicable, after the Consulting Term, Consultant will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and Consultant covenants that she will not, unless expressly authorized in writing by the Company, at any time during the Consulting Term use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Consultant also covenants that at any time after the termination of this Agreement, directly or indirectly, she will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Consultant’s possession during the Consulting Term shall remain the property of the Company. Except as required in the performance of Consultant’s duties for the Company, or unless expressly authorized in writing by the Company, Consultant shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Consultant’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of this Agreement, the Consultant agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Consultant’s possession.

6.           Independent Contractor. It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of Consultant to the Company for all purposes shall be one of independent contractor. Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever.

7.            Conflict of Interest. The Consultant and the Company hereby agree that there is no conflict of interest in connection with the retention by the Company of the Consultant pursuant to this Agreement.

8.            Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach.

9.            Binding Effect; Benefits. None of the parties hereto may assign his or its rights hereunder without the prior written consent of the other parties hereto, and any such attempted assignment without such consent shall be null and void and without effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

10.          Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) one (1) business day after being mailed with a nationally recognized overnight courier service, or (c) three (3) business days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, to the parties hereto at:

If to the Company, to :        Towerstream Corporation

88 Silva Lane

Middletown, Rhode Island 02842

If to the Consultant, to:      Earnest Ortega

11.          Entire Agreement; Amendments. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

12.          Severability. The invalidity of all or any part of any provision of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.          Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof. The parties hereto each hereby submits herself or itself for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state courts in the State of New York.

14.           Headings. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of the provisions thereof.

15.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures evidenced by facsimile transmission will be accepted as original signatures.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

TOWERSTREAM CORPORATION

By:	/s/ Phil Urso
Name: Phil Urso
Title: Interim Chief Executive Officer

CONSULTANT

/s/ Earnest Ortega
Earnest Ortega

Schedule A

Scope of Work – The consulting engagement will primarily focus on the sales and marketing strategy including but not limited to:

Marketplace Philosophy

a.	Target markets – What are the segments of the marketplace that have the propensity to buy Towerstream services.
b.	Marketing Value proposition – Do the customers in these segments view Towerstream as a viable provider? Have they given Towerstream permission to compete?
c.	Demand Generation/Lead Generation - How does Towerstream identify and profile prospects in these segments? Develop metrics to track what the appropriate number of leads/prospects per rep should be?
d.	Distribution Models – How is Towerstream organized to approach these identified markets? What is the most efficient and scalable model to implement? Direct? Indirect?

Sales Productivity

An in-depth analysis of current productivity versus future required productivity and what actions need to be implemented in order to achieve. Including but not limited to an analysis of ratios of calls to proposals, calls to close, proposals to close, etc….

Financial modeling of unit productivity required to achieve planned growth, inclusive of churn, installation velocity and rate write downs and discounts. Up to and including headcount requirement (direct) and cost analysis (indirect – callcenter, wholesale and agent) that generates desired results.

Implementation of sales business plans, manager business plans and company business plans to generate the necessary activities that lead into desired results.

Sales Training

A.

180 day playbook - Intended for all new hires for now a good introductory program for all sales personnel to go through. A day by day playbook that ensures all basic fundamental sales tactics are being followed thus leading to progression.

B.	Selling in Sequence – BANT (Budget, Authority, Need, Timing) Introduction of this methodology to ensure a quality sales call
C.	Funnel Management – Development of metrics that tie funnel size, quality, shape and depth back to each sales rep’s business plan.
D.	Prospecting – 15 second elevator pitch…tied directly to the Value Proposition
E.	Sales sustainability

Management Training

The key to any sales organization is the effectiveness of the mid-level sales leader. They are the drivers of the strategy, they are the owners of the execution and they are key to the development of sales personnel. Having said that, the sales manager job is the most important and most difficult job in the company, so the proper training and development of these personnel will be the key to the effectiveness of the strategy

A.	How to run effective team meetings
B.	Development of effective 1-1’s.
a.	Disciplined, repeatable and concise
b.	Funnel management – what questions to ask? How to develop action items for next call and compartmentalizing discussions
c.	Training – Skill set deficiency identification
d.	PIP - Performance management
C.	Motivation/Inspiration – does Towerstream truly have a sales culture?

D.	Recognition – Do your top performers know they are top performers? Do your bottom performers know they are at the bottom?
E.	Building a sales culture – what’s needed?

Compensation Plan

Development of a compensation plan that incents the desired behavior. Over pay for over performance and quota setting is based on company requirements which in turn dictates how each rep/manager will be compensated.

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